Exhibit 99.4

Consent of Citigroup Global Markets Inc.

The Board of Directors

Jagged Peak Energy Inc.

1401 Lawrence Street, Suite 1800

Denver, Colorado 80202

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 14, 2019, to the Board of Directors of Jagged Peak Energy Inc. (“Jagged Peak”), as Annex C to, and reference to such opinion letter under the headings “Summary—Opinions of Jagged Peak’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” and “The Merger—Opinions of Jagged Peak’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” in, the joint proxy statement/prospectus relating to the proposed merger involving Jagged Peak and Parsley Energy, Inc. (“Parsley”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Parsley (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

November 4, 2019